Exhibit 99.1

Company Contact:
Donald H. Walker	Bill Roberts, CTC
Vice President-Finance and CFO	(937) 434-2700
Frisch’s Restaurants, Inc.	Wayne Buckhout, CTC
(513) 559-5202	(937) 434-2700

Frisch’s Restaurants, Inc. Names New Chief Operating Officer

FOR IMMEDIATE RELEASE

Cincinnati, OH—July 22, 2005—Frisch’s Restaurants, Inc. (Amex:FRS), announced today that effective August 8, 2005, Wm. Matthew Carpenter will become the Company’s Chief Operating Officer, replacing Paul F. McFarland, who is retiring.

Carpenter, 45, brings 24 years of restaurant experience. He has served as president of Zio’s Italian Kitchens for the last two and one half years. Zio’s is a chain of fifteen full-service casual dining Italian restaurants in the southwestern United States. He previously served as vice-president of operations services for Applebee’s International and as an independent consultant to several restaurant companies.

McFarland has served as Frisch’s COO for the past six and one half years.

Craig F. Maier, President and Chief Executive Officer, said, “We are very pleased that Matt has agreed to join us and we look forward to his leadership in our Big Boy and Golden Corral restaurants. We wish Paul the best in his retirement. We will truly miss his guidance and good natured sense of humor.”

Frisch’s Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name of Frisch’s Big Boy. The Company also operates grill buffet-style restaurants under the name Golden Corral under certain licensing agreements. All restaurants operated by the Company are located in various regions of Ohio, Indiana, Kentucky and Pennsylvania. Plans are in place to expand Golden Corral operations into certain parts of Michigan and West Virginia.

The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service mark in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. The Company also licenses Big Boy restaurants to other operators in certain parts of Ohio, Kentucky and Indiana.